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                                                                   Exhibit 3.01


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                       INDUSTRIAL SCIENTIFIC CORPORATION

     1.   Name.  The name of the Corporation is Industrial Scientific
          ----
Corporation.

     2.   Address of Registered Office.  The address of the Corporation's
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registered office in the Commonwealth of Pennsylvania is 1001 Oakdale Road,
Oakdale, PA 15071.

     3.   Capital Stock.  (a) Generally.  The authorized capital stock of the
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Corporation shall be:  15,000,000 shares of Common Stock, par value of $.01 per share, and 1,000,000 shares of Class A Preferred Stock without par value.

          (b)  Class A Preferred Stock.  The Board of Directors is authorized,
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at any time or from time to time, to divide any or all of the shares of Class A
Preferred Stock into one or more series, and in the resolution or resolutions establishing the series to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the voting rights, preferences, limitations, qualifications, privileges, options, conversion rights, restrictions and other special or relative rights of the Class A Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors; (ii) the annual dividend rate for such series, and the date of dates from which dividends shall commence to accrue; (iii) the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable; (iv) the purchase or sinking fund provisions, if any, for the purchase of redemption of shares of such series; (v) the preferential amount or amounts payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation; (vi) the voting rights, if any, of shares of such series; (vii) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other securities into which such shares may be converted; (viii) the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issues; and (ix) such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix or determine under the laws of the Commonwealth of Pennsylvania. Unless otherwise provided in a resolution or resolutions establishing any particular series of Class A Preferred Stock, the aggregate number of authorized shares of Class A Preferred Stock may be increased by an amendment to the Articles approved solely by the holders of the Common Stock. The Common
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Stock shall be subject to the prior rights and preferences, if any, of any series of Class A Preferred Stock outstanding according to the terms of such series.


          (c)  No Cumulative Voting.  Shareholders shall not be entitled to
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cumulative voting rights in the election of directors.

     4.    Action by Partial Consent.  Any action required or permitted to be
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taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the Corporation. Any such action shall become effective immediately upon its authorization, or at such later time as shall be specified in the said written consent, but prompt notice of the action shall be given to those shareholders entitled to vote thereon who have not consented thereto.

     5.   Special Voting Requirements.  Notwithstanding any other provision of
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law or the Articles or Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law: (i) in addition to any other vote that may be required by law, any fundamental transaction under 15 Pa. C.S. Chapter 19 (or any successor provisions) shall require the approval of the Board of Directors and the affirmative vote of at least two-thirds of the votes cast by all shareholders entitled to vote thereon voting together as a single class; and (ii) any amendment, alteration or repeal of these Articles, or the adoption of any provision inconsistent with these Articles shall require the approval of the Board of Directors and the affirmative vote of at least two-thirds of the votes cast by all shareholders entitled to vote thereon voting together as a single class; provided, however that in either case, only such shareholder vote or votes as are required by law, if any, shall be required if the fundamental transaction or the amendment, alteration, repeal or inconsistent provision is approved by all of the Corporation's Continuing Directors. For purposes of these Articles, the term "Continuing Directors" shall mean those directors who were directors of the Corporation on the date that the Corporation became a registered corporation under 15 Pa. C.S. Section 2502(1)(i)(A), and (i) any director recommended or elected to succeed a Continuing Director by a majority of the then-Continuing Directors, (ii) any director recommended or elected a director by a majority of the then-Continuing Directors to fill a vacancy created by an increase in the size of the Board of Directors, and (iii) any director otherwise designated by the Continuing Directors to be a Continuing Director.

     6.  Board of Directors.
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         (a)  Number.  The Board of Directors of the Corporation shall consist
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of at least four (4) and not more than nine (9) directors, the exact number to be fixed from time to time by resolution of the Board of Directors of the Corporation. All of the directors shall be elected at each annual meeting of the shareholders and shall hold office until the next annual meeting and until each such director's successor has been selected and qualified or until such director's earlier death, resignation or removal.

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         (b)  Vacancies.  Vacancies on the Board of Directors, including
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vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board of Directors though less than a quorum, or by a sole remaining director, and each person so selected shall hold office until the next election of directors and until said director's successor has been selected and qualified or until said director's earlier death, resignation or removal.

     7.  Indemnification.  (a)  (i) The Corporation shall indemnify and hold
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harmless to the full extent not prohibited by law, as the same exists or may hereinafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than are permitted the Corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or officer of the Corporation or in any other capacity on behalf of the Corporation while such person is or was serving as a director or officer of the Corporation, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually incurred or paid by such person in connection therewith.

             (ii) Notwithstanding the foregoing, except as provided in Article 7, Subpart (b) below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

             (iii) Subject to the limitation set forth above concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Article 7 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights under this Article 7 in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or officer of the Corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Corporation under this Article 7 or otherwise.

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             (iv) The right to indemnification and advancement of expenses provided herein shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

         (b) If a claim for indemnification under Article 7, Subpart (a) hereof is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

         (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in Article 7, Subpart (a) and the right to payment of expenses conferred in
Article 7, Subpart (b) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office, the Corporation having the express authority to enter into such agreements or arrangements as the Board of Directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the Corporation in connection with their status with or services to or on behalf of the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which such person is serving at the request of the Corporation.

         (d) The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article 7 or otherwise.

         (e) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation has the power to indemnify such person against such liability under the laws of this or any other state.

         (f)  Neither the modification, amendment, alteration or repeal of this
Article 7 or any of its provisions or the adoption of any provision inconsistent with this Article 7 or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

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     8.  Limitation of Director Liability.  A director of the Corporation shall
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not be personally liable for monetary damages for any action taken, or any failure to take any action unless the director has breached or failed to perform the duties for his or her office under 15 Pa. C.S. Chapter 17, Subchapter B (or any successor provisions) and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of a director pursuant to any criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to local, state or Federal law. Any repeal, modification or adoption of any provision inconsistent with this
Article 9, shall be prospective only, and neither the repeal or modification of this Article nor the adoption of any provision inconsistent with this Article shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

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